Exhibit 99.1

San Juan Basin Royalty Trust

News Release

San Juan Basin Royalty Trust Declares No Cash Distribution for September, Announces

Capital Expenditures In Excess of Plan, and Announces Progress in Transition Reporting

FORT WORTH, Texas, September 18, 2018 – Compass Bank, as Trustee of the San Juan Basin Royalty Trust (the “Trust”) (NYSE:SJT), today reported that it will not declare a monthly cash distribution to the holders of its Units of beneficial interest (the “Unit Holders”) based primarily upon excess capital expenditures.    Excess production costs occur when production costs and capital expenditures exceed the gross proceeds for a certain period. Excess production costs for this reporting month are due to a significant increase in capital expenditures for well recompletions, with the majority occurring in the San Juan 29-5 unit.

Cash reserves will be utilized to pay Trust administrative expenses of $97,909. Hilcorp San Juan L.P. (“Hilcorp”) will charge the excess production costs to the next month’s distribution. No cash distributions will be distributed by the Trust until future net proceeds are sufficient to pay then-current Trust liabilities and replenish cash reserves.

Based upon information provided to the Trust by the present owner of the Subject Interests (as defined in the Net Overriding Royalty Conveyance), Hilcorp, gas production for the Subject Interests totaled 3,038,035 Mcf (3,375,595 MMBtu) for July 2018, as compared to 2,541,236 Mcf (2,823,595 MMBtu) for June 2018. Dividing revenues by production volume yielded an average gas price for July 2018 of $1.77 per Mcf ($1.59 per MMBtu), as compared to an average gas price for June 2018 of $1.84 per Mcf ($1.65 per MMBtu).

For the month ended July 2018, Hilcorp reported to the Trust capital costs of $2,721,872, lease operating expenses and property taxes of $2,287,676, and severance taxes of $910,070.

Capital Expenditures In Excess of Plan

Hilcorp’s original 2018 capital expenditures plan delivered to the Trust in February 2018 reported estimated capital expenditures of $547,800 for the Subject Interests, which included two facility projects and seven well recompletions. Hilcorp incurred increased capital expenditures of $2,721,872 in the reporting month of July 2018. Hilcorp has informed the Trust that it has increased its capital spending activity with the majority of this spending, including the capital expenditures in the reporting month of July, occurring in the second and third quarters of 2018.

Progress in Transition Reporting

Hilcorp has advised the Trust that for the reporting month of July 2018, oil production was actualized while gas revenues were accrued based on actual production volumes, including an estimate of $169,000 for non-operated revenue. In addition, Hilcorp has advised the Trust that it has actualized gas volumes for the October 2017 production month, which totaled a net decrease of $92,000, but has not actualized the $1 million in other income reported in October 2017.

Hilcorp has further advised the Trust that it intends to actualize gas production for April, May and June 2018 and oil and gas production for November 2017.

Contact:

San Juan Basin Royalty Trust

Compass Bank, Trustee

300 West Seventh St., Suite B, Fort Worth, Texas 76102

website: www.sjbrt.com    e-mail: sjt.us@bbva.com

Joshua R. Peterson, Vice President & Senior Trust Officer

Kaye Wilke, Investor Relations, toll-free: (866) 809-4553